Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2008 Conference Call
February 26, 2009
12pm Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the fourth quarter of 2008. On the call today will be Monty Bennett, Doug Kessler, and David Kimichik. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on February 26, 2009, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good afternoon and thank you for joining us.
Our approach to these unprecedented conditions is proactive. The steps we have taken to improve liquidity, enhance covenant compliance, reduce interest expense, stabilize operating margins, and lengthen debt maturities will continue. Despite deteriorating industry-wide conditions, we are pleased with our efforts and believe several of our strategies set us apart. Our strategies are varied because we know market conditions change. Yet, our discipline is constant in seeking ways to enhance long term shareholder value.
Ashford’s advantages in this cycle are:
-	We have a diversified portfolio of 103 hotels across many regions of the U.S. that enabled our RevPAR to outperform the market by 19% for the full year;

-	96% of our brand affiliations are with the leading hotel companies;

-	Approximately 1/3 of our hotel EBITDA comes from select service hotels which historically outperform the upper-upscale properties in a downturn;

-	With 1/3 of our hotel EBITDA managed by an Ashford affiliate we have been able to rapidly implement cost saving measures to support operating margins;

-	The recent restructure of our credit facility provides us with additional flexibility under our covenants;

-	Our lender has approved extending our only debt maturity in 2009 and we have limited debt maturities in 2010 of approximately $104 million;

-	And lastly, the interest rate swap reduces our interest rate to an average cost of 3.35%;
Our results for the fourth quarter are in line with the pre-announcement we made in late January. We projected significant year-over-year and sequential improvement in AFFO and CAD per share, despite accelerating declines in RevPAR.
AFFO per diluted share for the quarter was 36 cents and CAD per diluted share was 28 cents, both of which were up significantly compared with the prior year and with the third quarter. Several key strategies contributed to these bottom line results, including: better than industry RevPAR performance, reduced interest expense of nearly $4 million from the swap in the quarter, aggressive asset management and cost cutting to preserve margins, and reduced share count from opportunistic open market and block purchases.
For our portfolio, proforma RevPAR for the hotels not under renovation was down 7.4% compared with the prior year with a 110 basis point decline in operating margin. ADR was down 2.0% and occupancy was down 388 basis points. Our RevPAR yield index for the quarter was 121.9% compared with 119.8% a year ago for the hotels not under renovation, and 120.7% compared with 119.5% for all hotels.
Operating margins held up due to proactive steps we took early and forcefully. The magnitude of this decline could have been worse without the aggressive cost-cutting and the asset management plans we put in place with a number of the brands. We continue to pursue cost saving measures and seek more efficient operations.
Our capital allocation strategy is focused on preservation, liquidity, and limited share buybacks. We suspended the common stock dividend effective with the fourth quarter of 2008. Although this was a tough decision, we determined it was absolutely necessary to position the long term success of Ashford since it was a condition to our credit facility modification. At year end, we will assess our need to distribute a 2009 common stock dividend to maintain REIT status.
Capital expenditure deployment remains very selective as well. Fortunately, we have consistently spent capital over time on our properties to maintain their high quality and gain market share. Our capex plan for 2009 is expected to be close to $117 million. We are having success in our brand discussions to postpone certain capital expenditures and PIPs.
We believe the balance sheet remains strong with adequate liquidity. In terms of preserving capital, we believe we have demonstrated a strong commitment to setting aside the funds we will need to get us through a very challenging period. Our corporate unrestricted cash at the end of the quarter was $242 million. We are close to extending our one 2009 hard debt maturity into

2010. This would give us just two hard debt maturities in 2010 for about $104 million. We are being proactive and working on extensions for our 2010 and 2011 maturities as well.
I can assure you that we are monitoring, responding, and rethinking unprecedented strategies for unprecedented times. As of year end with management now owning 11.4% of the company, we are very much aligned with our shareholders to create value. Fortunately, our management team is experienced in downturns, and unrelenting in our pursuit of solutions.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty. Good afternoon.
For the fourth quarter we reported net income to common shareholders of $135,126,000, Adjusted EBITDA of $82,591,000 and AFFO of $40,533,000 or 36 cents per diluted share.
At year end, Ashford had total assets of $4.3 billion including $311 million of cash. We had $2.8 billion of mortgage debt with a blended average interest rate of 3.35%. Including the $1.8 billion interest rate swap, 95% of our debt is now floating. For the quarter the interest rate swap allowed us to save $3.9 million in interest costs, which results in $10.2 million of savings for the year.
Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO and CAD, and for the fourth quarter this gain was $118,500,000.
We believe Ashford is in fine shape regarding the debt on its balance sheet. We are in good standing with our two major financial covenants. Our year end adjusted EBITDA to fixed charges now stands at 1.72 times versus a required minimum of 1.25 times, and Ashford’s net debt to gross assets is at 57.0% versus a not to exceed level of 65%. Additionally, Ashford has little refinancing risk in the near future.
At year end, our portfolio consisted of 103 hotels in continuing operations containing 22,913 rooms. Additionally we owned a position in 9 mezzanine loans with total principal outstanding of $232 million with an average annual un-leveraged yield of 16.2%. With two notable exceptions, representing a combined $23.6 million exposure, all of these loans are current.
A loan is considered impaired when based on current information it is determined that it is probable that we will be unable to collect all amounts due according to the contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of expected future cash flows or the fair value of the collateral. During the fourth quarter, we experienced such an impairment in the amount of $5.5 million.
Proforma hotel operating profit for the entire portfolio was down by $11.3 million or 13.0% for the quarter. For the 96 hotels not under renovation, proforma hotel operating profit decreased $7.1 million or 8.7%. Our proforma hotel operating profit margin decreased 110 basis points for the hotels not under renovation.
For the fourth quarter, we reported CAD of $31,065,000 or 28 cents per diluted share and announced that we were suspending our dividend for 2009 in conjunction with our credit facility modification.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.
Capital Allocation Strategies — Douglas Kessler
Thanks, and good afternoon.
Our capital allocation strategy is a balanced view of sources and uses. The primary sources are: existing cash on the balance sheet, cash flow from operations, asset sales or mezz loan payoffs, and refinancing proceeds. The main uses of cash are: operating expenses, capital expenditures, interest expense, share buybacks, and debt repayment. Fortunately, we are in good shape on the sources and uses of cash. This gives us an opportunity to seek long term value creation with the excess cash. We evaluate market conditions, assess liquidity needs, and determine the highest and best use of excess cash.
In terms of our capital allocation strategy we were ahead of the game in most respects. We were early in the market with asset sales and finished the year with $437 million in sales with a trailing 12-month NOI cap rate of 6.6%. We have a number of assets still on the market and in addition oftentimes receive unsolicited interest in our other properties, but we will remain a very disciplined seller. The lack of acquisition financing and ever increasing bid-ask cap rate spreads between buyers and sellers is freezing the transaction market.
While liquidity remains a market scarcity, there are pockets of capital for the right deal and borrower. Subsequent to the end of the quarter, we completed the $60.8 million refinancing of the Marriott Crystal Gateway with a major life company at a spread of LIBOR plus 400 bps for 3 years with two 1-year extensions. The excess proceeds from the refinancing amounted to approximately $12 million.
We were proactive as well in working with the lenders in our credit facility to give us more breathing room on our covenants. The facility expires in 2012 after extensions. The changes we agreed to include: reducing the fixed charge coverage ratio to 1.25x until March 2011, reducing the commitment level from $300 million to $250 million, reducing the maximum leverage ratio from 75% to 65% and adjusting the grid pricing to a spread of 275 basis points to 350 basis points. We made a few other changes as well, but these were the main provisions. Given the further deterioration in the hotel and banking industry since December, we are very pleased we secured these revisions.
At year end, we had one hard debt maturity in 2009, a $29 million loan secured by the Hyatt Regency in Dearborn, Michigan. In January, the lender agreed to general extension terms for one year to April 2010. Regarding other near term hard debt maturities, we have a $75 million loan coming due in March 2010, which is secured by four Hilton and Embassy

Suites hotels. We are already in discussion with the lender and other prospects to either extend or refinance. In 2011, we have $295 million of hard debt maturities. Although this is a couple of years out, we are proactive in seeking extensions of this debt with each lender. With only 14% of our total debt coming due in the 2009-2011 time frame, we are in relatively good shape.
Given the current and long term returns, our primary use of excess capital has been share repurchases. We repurchased during the quarter 23.4 million shares of common stock and 1.7 million shares of Series A and D preferred stock. We ended the quarter with 86.6 million common shares outstanding. When added to the 7.4 million Series B convertible preferred shares outstanding and the 14.4 million OP units issued, we ended the quarter with a total share count of 108.4 million, which is a 25% reduction from our maximum share count of 144 million.
We will continue to look opportunistically at debt and share repurchases, but we must be sensitive to the need to preserve capital in light of uncertainty in the market. This uncertainty calls for tough, quick decisions, and a sound capital allocation strategy.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.